Contact:

Carole Casto

Executive Director - Corporate Communications

(317) 610-2480

carole.casto@cummins.com

October 31, 2012

For Immediate Release

Cummins reports third quarter results, confirms full year guidance

  Expects full-year revenues of $17 billion, EBIT of 13.5 percent

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) today reported results for the third quarter of 2012.

Third quarter revenue of $4.1 billion decreased 11 percent from the same quarter in 2011.  Revenues in North America grew 2 percent while revenues from international markets declined 21 percent.

Earnings before interest and taxes (EBIT) were $496 million or 12.0 percent of sales compared to $640 million or 13.8 percent of sales in the third quarter of 2011.

Net income attributable to Cummins in the third quarter of 2012 was $352 million ($1.86 per diluted share) compared to $452 million in the same period a year ago ($2.35 per diluted share).

“Demand has dropped sharply over the last three months, reflecting a high degree of uncertainty among customers in most geographic markets,” said Tom Linebarger, Chairman and Chief Executive Officer.  “We have been responding to the conditions by delaying or cancelling projects, flexing production at some of our manufacturing plants, reducing discretionary expenses, and reducing our workforce by 1000 to 1500 people by the end of this year.  We are continuing to fund projects that are important for future growth and meeting commitments to customers. We are working to respond to the conditions now to ensure the long term strength of the company and to best serve the many stakeholders who rely on Cummins long term success.”

Based on the current forecast, Cummins expects full year revenues to be $17 billion, with EBIT in the range of 13.5 percent of sales.

Other recent highlights:

  Fitch Rating Services raised its Long-term Issuer Default Rating and long-term debt ratings for Cummins to “A”;
  Cummins became the first engine manufacturer to receive certification for the EPA 2013 regulations and the new Greenhouse Gas rules that come into effect in the U.S. in 2014 with our ISX15 engine;
  Cummins Power Generation’s stationary diesel generator set received EPA Tier 4 interim certification for the North American market 3 years ahead of deadline; and
  Newsweek’s 2012 Green Rankings of businesses ranked Cummins #64 among the 500 largest public companies in the United States, which is #1 among industrial companies;

Third quarter 2012 detail (all comparisons to same period in 2011)

Engine Segment

  Sales – $2.5 billion, down 14 percent
  Segment EBIT – $239 million, or 9.5 percent of sales, compared to $349 million or 11.8 percent of sales
  Lower demand in North American heavy duty truck, medium duty truck, oil and gas and mining markets, lower demand for trucks in Brazil and in the construction market in China offset stronger demand for light duty truck and construction engines in North America.

Components Segment

  Sales - $938 million, down 8 percent
  Segment EBIT - $89 million, or 9.5 percent of sales, compared to $113 million or 11.1 percent of sales
  Lower demand in on-highway markets in North America, Europe and China offset higher product content in Brazil.  The net impact of acquisitions and divestitures slightly increased revenues

Power Generation Segment

  Sales – $814 million, down 7 percent
  Segment EBIT – $73 million, or  9.0 percent of sales, compared to $92 million or 10.5 percent of sales
  Higher revenues in North America offset by lower demand in Europe, China, the Middle East and Latin America

Distribution Segment

  Sales – $801 million, up 2 percent, down 7 percent excluding acquisitions
  Segment EBIT – $99 million, or 12.4 percent of sales, compared to $104 million or 13.3 percent of sales
  Lower sales in Africa, Europe and Asia Pacific offsetting growth in North America, China and the Middle East

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employed approximately 44,000 people worldwide  at the end of 2011 and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.85 billion on sales of $18.0 billion in 2011. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future.  These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the second quarter of 2012, as well as the full year.  Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2011 Annual Report on Form 10-K.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 11 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.